Exhibit 99.1

Editorial & Investor Contact:

Mary Camarata

Adaptec, Inc.

408-957-1630

mary_camarata@adaptec.com

ADAPTEC ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER
MARSHALL MOHR

Milpitas, Calif. – March 8, 2006 – Adaptec, Inc. (NASDAQ: ADPT), a global leader in storage solutions, today announced that Chief Financial Officer Marshall Mohr has resigned from the company in order to pursue another opportunity. His last day with Adaptec will be March 15, 2006.

“Marshall has made a significant contribution to Adaptec over the last three years and we wish him well in his new opportunity,” said S. “Sundi” Sundaresh, Adaptec president and CEO.

Sundaresh continued, “We have been looking to build on the strength of Adaptec’s existing finance and accounting organization by adding skills and experience in the area of implementing successful models for software-based businesses. As such, I’m pleased to say that we expect to be able to appoint a capable replacement for Marshall shortly.”

About Adaptec

                Adaptec, Inc. (NASDAQ: ADPT) provides trusted storage solutions that reliably move, manage, and protect critical data and digital content. Adaptec’s software and hardware-based solutions are delivered through leading Original Equipment Manufacturers (OEMs) and channel partners to provide storage connectivity, data protection, and networked storage to enterprises, government organizations, medium and small businesses, and consumers worldwide. Adaptec is an S&P Small Cap 600 Index member. More information is available at www.adaptec.com.

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Safe Harbor Statement

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements include statements regarding future events or the future performance of Adaptec. These forward-looking statements are based on current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks include: identifying and retaining key management, identifying potential buyers for the Systems business; market demand for RAID products; difficulty in forecasting the volume and timing of customer orders; reduced demand in the server, network storage and desktop computer markets; our target markets’ failure to accept, or delay in accepting, network storage and other advanced storage solutions, including our SAS, SATA and iSCSI lines of products; decline in consumer acceptance of our current products; the timing and volume of orders by OEM customers for storage products; our ability to control and manage costs associated with the delivery of new products; and the adverse effects of the intense competition we face in our business. For a more complete discussion of risks related to our business, reference is made to the section titled “Risk Factors” included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, on file with the Securities and Exchange Commission. Adaptec assumes no obligation to update any forward looking information that is included in this release.